                                                                      EXHIBIT 12

                    CASE CREDIT CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

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
                                                             NINE MONTHS ENDED
                                                               SEPTEMBER 30,
                                                             ------------------
                                                               1997      1996
                                                             --------  --------
Net Income.................................................. $     62  $     65
Add:
  Interest expense..........................................       72        53
  Amortization of capitalized debt expense..................        1         2
  Portion of rentals representative of interest factor......      --        --
  Income tax expense and other taxes on income..............       29        37
  Fixed charges of unconsolidated subsidiaries..............      --        --
  Extraordinary loss........................................      --          3
                                                             --------  --------
    Earnings as defined..................................... $    164  $    160
                                                             ========  ========
Interest expense............................................ $     72  $     53
Amortization of capitalized debt expense....................        1         2
Portion of rentals representative of interest factor........      --        --
Fixed charges of unconsolidated subsidiaries................      --        --
                                                             --------  --------
    Fixed charges as defined................................ $     73  $     55
                                                             ========  ========
Ratio of earnings to fixed charges..........................     2.25x     2.91x
                                                             ========  ========
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